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                                                                      Exhibit 11
                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED EARNINGS PER SHARE COMPUTATION

                                                                      Three Months Ended
                                                                           March 31,
                                                                   ------------------------
                                                                          1997         1996
                                                                   ------------------------
                                                                           (Unaudited)

PRIMARY SHARES
Common shares outstanding - end of period                           20,251,865   20,092,805

Weighted average common shares outstanding                          20,234,731   20,080,138

Weighted average common stock options outstanding                      207,968      160,246

Preferred stock considered a common stock equivalent                   599,985      599,985
                                                                    ----------   ----------

Total primary shares                                                21,042,684   20,840,369
                                                                    ==========   ==========

FULLY DILUTED SHARES

Weighted average common shares outstanding                          20,234,731   20,080,138

Weighted average common stock options outstanding                      221,065      160,290

Preferred stock considered a common stock equivalent                   599,985      599,985

Assumed conversion of redeemable preferred stock not considered
     a common stock equivalent                                       1,259,236    1,261,281
                                                                    ----------   ----------

Total fully diluted shares                                          22,315,017   22,101,694
                                                                    ==========   ==========


 NET INCOME                                                        $15,867,000  $14,055,000
                                                                    ==========   ==========

PREFERRED STOCK DIVIDENDS ON REDEEMABLE PREFERRED STOCK

Dividends                                                          $   661,000  $   663,000
                                                                    ==========   ==========

Primary earnings per share (net income minus preferred dividends
     divided by total primary shares)                              $      0.72  $      0.64
                                                                    ==========   ==========
Fully diluted earnings per share (net income divided by total
     fully diluted shares)                                         $      0.71  $      0.64
                                                                    ==========   ==========
